Exhibit 5.1

ATTORNEYS AT LAW 111 Huntington Avenue Boston, Massachusetts 02199 617.342.4000 TEL 617.342.4001 FAX www.foley.com CLIENT/MATTER NUMBER 106876-0139

June 13, 2018

FuelCell Energy, Inc. 3 Great Pasture Road Danbury, Connecticut 06810

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc., a Delaware corporation (the “Company”), in connection with the Company’s issuance and sale, through B. Riley FBR, Inc. and Oppenheimer & Co. Inc. as sales agents (the “Sales Agents”), of up to $50,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Placement Shares”), from time to time and at various prices in an “at-the-market” offering pursuant to (i) that certain At Market Issuance Sales Agreement, dated June 13, 2018 (the “Sales Agreement”), by and among the Company and the Sales Agents, and (ii) the Company’s Registration Statement on Form S-3 (File No. 333-215530), filed with the Securities and Exchange Commission on January 12, 2017 and declared effective on February 24, 2017 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the final prospectus supplement dated June 13, 2018 (together with the Base Prospectus, the “Prospectus”).

In connection with our representation, we have examined: (i) the Sales Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Certificate of Incorporation of the Company, as amended, (iv) the Amended and Restated By-laws of the Company, and (v) the proceedings and actions taken by the Board of Directors of the Company to authorize and approve the transactions contemplated by the Sales Agreement and the execution and delivery of the Sales Agreement. We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

Based upon, subject to and limited by the foregoing, we are of the opinion that, upon the issuance of the Placement Shares pursuant to the terms of the Sales Agreement and the receipt by the Company of the consideration for the Placement Shares pursuant to the terms of the Sales Agreement, the Shares will be validly issued, fully paid, and nonassessable.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

June 13, 2018

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP